Exhibit 99.1

Signet Jewelers Reports First Quarter Fiscal 2019 Financial Results

HAMILTON, Bermuda--(BUSINESS WIRE)--June 6, 2018--Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks ended May 5, 2018 (“first quarter Fiscal 2019”).

Summary:

  Same store sales ("SSS") essentially flat with prior year quarter1
  GAAP diluted earnings per share ("EPS") of $(8.48), including the impact of a non-cash impairment charge related to goodwill and intangibles, loss recognized on held for sale non-prime receivables and restructuring charges
  Non-GAAP EPS of $0.102
  Reiterates Fiscal 2019 guidance of same store sales of down low-to-mid single digits, total sales of $5.9 billion-$6.1 billion
  Revises Fiscal 2019 GAAP EPS guidance to $(7.30)-$(7.90) due to goodwill and intangibles impairment charge and reiterates non-GAAP EPS guidance of $3.75-$4.25
  Company continues to expect $475 million in share repurchases in Fiscal 2019, of which $60 million were repurchased in the first quarter
  Company continues to expect sale of non-prime receivables to close in second quarter of Fiscal 2019
	Fiscal Q1'19[1]	Fiscal Q1'18 [3]
Revenue ($ in millions)	$1,480.6	$1,403.4
Same store sales % change[4]	(0.1)%	(11.5)%
GAAP
Operating income (loss) as % of sales	(38.8)%	8.2%
GAAP Diluted EPS	$(8.48)	$1.03
Non-GAAP
Operating income (loss) as % of sales	1.6%	8.2%
Non-GAAP Diluted EPS	$0.10	$1.03

(1)	Fiscal Q1'19 same store sales % change calculated by aligning weeks in the quarter to same weeks in prior year.
(3)	Fiscal Q1'18 numbers are as reported with Q1'18 same store sales % change based on Fiscal 2018 calendar.
(4)	Same store sales includes physical store sales and eCommerce sales, which each incorporate the year over year growth of James Allen.

“As we begin to implement our Signet Path to Brilliance transformation plan, we remain focused on driving operational improvement by executing on our Customer First, OmniChannel and Culture of Agility and Efficiency pillars,” said Signet Jewelers Chief Executive Officer Virginia C. Drosos. “In the first quarter, we saw signs of stabilization in our overall sales and once again achieved double digit growth in eCommerce.”

She continued, “Looking ahead, we expect second quarter revenues to be impacted by a tougher prior year same store sales comparison and calendar shifts. We are maintaining our full year 2019 guidance and are intensely focused on laying the foundation to support improved performance in the holiday season. While progress will continue to be gradual and incremental, we are confident Signet is on the right path to achieve long-term sustainable, profitable growth.”

2 - see non-GAAP reconciliation page

	Change from previous year
First Quarter Fiscal 2019	Same store sales (1)	Non-same store sales, net	Total sales at constant exchange rate	Exchange translation impact	Total sales as reported	Total sales (in millions)
Kay	(1.9)%	5.0%	3.1%	—%	3.1%	$583.2
Zales	8.9%	(1.0)%	7.9%	—%	7.9%	$298.1
Jared	(7.8)%	5.6%	(2.2)%	—%	(2.2)%	$267.5
Piercing Pagoda	7.2%	(0.5)%	6.7%	—%	6.7%	$74.4
James Allen(2)	29.4%					$53.3
Peoples	4.6%	(0.1)%	4.5%	4.4%	8.9%	$46.7
Regional banners (3)	(11.2)%	(35.9)%	(47.1)%	0.2%	(46.9)%	$24.6
North America segment	0.6%	5.0%	5.6%	0.2%	5.8%	$1,347.8
H.Samuel	(5.4)%	(1.4)%	(6.8)%	11.1%	4.3%	$63.2
Ernest Jones	(7.9)%	2.6%	(5.3)%	11.1%	5.8%	$65.5
International segment	(6.7)%	0.6%	(6.1)%	11.2%	5.1%	$128.7
Other(4)						$4.1
Signet	(0.1)%	4.4%	4.3%	1.2%	5.5%	$1,480.6

(1)	The 53rd week in Fiscal 2018 has resulted in a shift in Fiscal 2019, as the fiscal year began a week later than the previous fiscal year. As such, same store sales for Fiscal 2019 are being calculated by aligning the weeks of the quarter to the same weeks in the prior year. Total reported sales continue to be calculated based on the reported fiscal periods.
(2)	Same store sales presented for James Allen to provide comparative performance measure.
(3)	Regional banners represents results for regional stores presented in the prior year as part of the former Sterling Jewelers and Zale Jewelry segments (including Gordon’s and Mappins).
(4)	Includes sales from Signet’s diamond sourcing initiative.

	First quarter Fiscal 2019		First quarter Fiscal 2018
GAAP Operating income/(loss) in millions	$	% of sales	$	% of sales
North America segment	$(537.3)	(39.9)%	$134.8	10.6%
International segment	(7.6)	(5.9)%	(2.5)	(2.0)%
Other	(29.3)	nm	(17.0)	nm
Total GAAP operating income / (loss)	$(574.2)	(38.8)%	$115.3	8.2%

	First quarter Fiscal 2019		First quarter Fiscal 2018
Non-GAAP Operating income/(loss) in millions	$	% of sales	$	% of sales
North America segment	52.4	3.9%	$134.8	10.6%
International segment	(7.6)	(5.9)%	(2.5)	(2.0)%
Other	(20.7)	nm	(17.0)	nm
Total Non-GAAP operating income	$24.1	1.6%	$115.3	8.2%

First Quarter 2019 Financial Highlights

Signet's total sales were $1.5 billion, up 5.5%, in the 13 weeks ended May 5, 2018 ("first quarter Fiscal 2019") on a reported basis and up 4.3% on a constant currency basis. Total same store sales performance was (0.1)% versus the prior year quarter. Total same store sales included a benefit of approximately 175 bps due to planned shifts in timing of promotions and a negative impact of 105 bps as a result of credit outsourcing transition issues. The impact of credit outsourcing was a sequential improvement versus an approximately 300 bps negative impact in the fourth quarter of Fiscal 2018.

The increase in total sales of $77.2 million in the quarter was positively impacted by 1) the addition of James Allen (acquired in September 2017), 2) a calendar shift due to the 53rd week in Fiscal 2018, 3) the application of new revenue recognition accounting standards and 4) foreign exchange translation benefit. These factors were partially offset by the impact of net store closures and same store sales performance.

eCommerce sales in the first quarter including James Allen were $146.5 million, up 80.9% on a reported basis. James Allen sales were $53.3 million in the quarter up 29.4% compared to the prior year quarter, and had a positive 85 bps impact on total company same store sales. eCommerce sales increased across all segments and accounted for 9.9% of first quarter sales, up from 5.8% of total sales in the prior year first quarter.

By operating segment:

North America

  Same store sales increased 0.6%, with average transaction value ("ATV") increasing 5.0% and the number of transactions declining (2.9)%. Same store sales were positively impacted by 95 bps due to James Allen sales growth and 195 bps due to a planned shift in timing of promotions. Same store sales were negatively impacted by 115 bps as a result of credit outsourcing transition issues.
  Same store sales increased at Zales and Piercing Pagoda by 8.9% and 7.2% respectively. Kay same store sales decreased (1.9)%, including 430 bps benefit from a planned shift in timing of promotions and Jared same store sales decreased (7.8)%, including a negative impact of 180 bps due to a planned shift in the timing of promotions.
  Bridal and Fashion sales increased in the quarter as they benefited from a greater percentage of newness in product assortment, offset by declines in the Other product category driven by a strategic reduction of owned brand beads. Bridal performance was driven by strength in solitaires, the Enchanted Disney Fine Jewelry®, Neil Lane® and Vera Wang Love® collections partially offset by declines in the Ever Us® collection. Fashion performance was primarily driven by gold jewelry items and new fashion rings.

International

  International same store sales decreased (6.7)%, with ATV increasing 2.9% and the number of transactions decreasing (8.3)%.
  The same store sales decline was driven by lower sales in diamond jewelry and fashion watches, partially offset by higher sales in prestige watches and eCommerce.

Gross profit was $484.8 million, or 32.7% of sales, down 230 basis points and included a 60 bps unfavorable impact related to James Allen, which carries a lower gross margin rate. Additional factors impacting gross margin rate include 1) a negative 70 bps impact related to the discontinuation of credit insurance; 2) a negative 50 bps impact from higher year over year bad debt expense; 3) a negative 20 bps due primarily to calendar shifts of promotions into the first quarter and 4) a negative 10 bps impact related to adopting new revenue recognition accounting standards.

SGA was $482.8 million, or 32.6% of sales, compared to $452.8 million or 32.3% of sales in the prior year and reflected the inclusion of James Allen in the current year quarter. SGA increased due to a $12 million increase in advertising expense and a $9 million increase in incentive compensation expense which included $6 million in one-time cash awards to non-managerial hourly team members. In addition, credit outsourcing costs of $24.5 million were partially offset by savings of $12.4 million related to in-house credit operations. Increases in SGA, including the impact of foreign exchange, were partially offset by transformation cost savings.

Other operating income was $22.1 million compared to $76.9 million in the prior year first quarter, down $54.8 million or 71.3%. The decrease is primarily due to the sale of the prime accounts receivable in the third quarter of Fiscal 2018, which resulted in less interest income earned from a reduced receivable portfolio.

In the first quarter, Signet's GAAP operating income/(loss) was $(574.2) million or (38.8)% of sales, compared to $115.3 million or 8.2% of sales in prior year first quarter. The operating income margin decline was driven by 1) a goodwill and intangible impairment charge of $448.7 million; 2) a $143.1 million loss related to marking the non-prime receivables at fair value upon reclassification to held for sale including transaction costs; 3) $6.5 million in restructuring charges due to severance and professional fees related to the Path to Brilliance transformation plan; 4) a $69 million impact from the credit outsourcing transaction due to the loss of finance charge income and higher bad debt expense; 5) the impact of the discontinuation of credit insurance and 6) higher SGA expense. These declines were partially offset by sales leverage and transformation cost savings. Please see below for a discussion of the impairment charge.

Non-GAAP operating income was $24.1 million or 1.6% of sales, compared to $115.3 million or 8.2% of sales in the prior year first quarter. Non-GAAP operating income excluded a $448.7 million impairment charge, a $143.1 million loss on non-prime receivables reclassified as held for sale in the first quarter and $6.5 million in restructuring charges related to the Path to Brilliance transformation plan.

Income tax benefit was $85.9 million on a GAAP basis compared to a $24.2 million expense in the prior year first quarter, driven primarily by the impairment charge and a loss recognized in the U.S. associated with the write-down of the non-prime receivables held for sale. On a non-GAAP basis, income tax expense was $1.6 million for an effective tax rate of 10.1%.

GAAP EPS was $(8.48) including a $6.44 charge related to a goodwill and intangible asset impairment, a $2.05 impact related to a loss on non-prime receivables reclassified as held for sale in the quarter and a $0.09 charge related to the Path to Brilliance transformation plan. Excluding these charges, EPS was $0.10 on a non-GAAP basis. Foreign exchange translation had less than a $0.01 impact on both GAAP and non-GAAP EPS.

GAAP and non-GAAP EPS in the quarter excluded the preferred dividend from net income and the preferred shares from the share count. The preferred shares were anti-dilutive due to the level of first quarter net income and, as such, the common shares they can be converted into were excluded from the EPS calculation in accordance with GAAP.

Balance Sheet and Statement of Cash Flows

Net cash provided by operating activities was $27.9 million in the quarter and free cash flow was $1.8 million. Cash and cash equivalents were $153.9 million compared to $99.7 million at the prior year quarter-end.

Net accounts receivable were $6.8 million as of May 5, 2018 compared to $1.7 billion at the prior year quarter-end. The decrease in receivables is primarily driven by the sale of the prime portfolio of $960 million in the third quarter of Fiscal 2018 and reclassifying the non-prime receivables to held for sale in the first quarter of Fiscal 2019.

Net inventories were $2.4 billion, down 0.3% compared to $2.4 billion at the prior year quarter-end and up 6.5% compared to $2.3 billion at year end Fiscal 2018. The increase in inventory versus year-end Fiscal 2018 was due to investments in new merchandise related to bridal initiatives across store banners.

Long term debt was $679.7 million, down $631.9 million compared to $1.3 billion in the prior year quarter-end primarily due to the repayment of the $600.0 million asset back securitization in the third quarter of Fiscal 2018.

In the first quarter, Signet deployed cash of $60.0 million to repurchase outstanding common stock, or 1.5 million shares, at an average cost of $39.62 per share. As of May 5, 2018, there was $590.6 million remaining under Signet’s share repurchase authorization.

Signet Path to Brilliance Expected Savings and Restructuring Costs

In March of 2018, the Company announced a three year Signet Path to Brilliance transformation plan to reposition the Company to be a share gaining, OmniChannel jewelry category leader. The Company continues to expect its transformation plan to deliver $200 million - $225 million of net cost savings over the next three fiscal years. The Company's preliminary estimates for pre-tax charges related to cost reduction activities over the next three fiscal years is a range of $170 million - $190 million, of which $105 million - $120 million are expected to be cash charges.

In Fiscal 2019, the Company continues to expect net costs savings of $85 million - $100 million with further incremental net cost savings of $115 million - $125 million by the end of the three-year program. The majority of the Fiscal 2019 savings are expected to be realized in the fourth quarter. In Fiscal 2019, the Company's preliminary estimates for pre-tax charges related to cost reduction activities is a range of $125 million - $135 million of which $60 million - $65 million are expected to be cash charges.

Non-Prime Credit Outsourcing Update

As announced previously, the Company reached an agreement to sell its non-prime, in-house credit card receivables to investment funds managed by CarVal Investors and Castlelake L.P. As part of the agreement, funds managed by CarVal Investors will purchase the non-prime receivables comprising 70% of Signet’s existing accounts and funds managed by Castlelake L.P. will purchase 30%.

Signet reclassified the non-prime credit receivables to assets held for sale in the second month of the first quarter of Fiscal 2019. In connection with the transaction, a loss of $143.1 million inclusive of transaction costs was recognized related to the difference between the net book value and the fair value of the receivables at which they will be sold to investment funds managed by CarVal Investors and Castlelake L.P. at closing. Receivables originated during the second quarter prior to closing will also be adjusted to fair value based on the amounts expected to be realized on the accounts up to the time they are sold, as well as an estimate of the proceeds received on the remainder of the balances upon close, resulting in losses on each of these new receivables until closing. The total loss in connection with the transaction is estimated to be $165 million - $170 million which includes $45 million - $55 million of servicing costs included in the expected sale price. The anticipated loss recognized also includes transaction costs of approximately $7 million.

Signet also entered into a five-year forward flow purchase agreement with funds managed by CarVal Investors and Castlelake L.P., in which they are obligated to purchase newly originated receivables arising from Signet’s non-prime accounts at a discount rate determined in accordance with the agreement. Investment funds managed by CarVal Investors will purchase 70% of the forward flow non-prime receivables and funds managed by Castlelake L.P. will purchase 30%.

The Company continues to expect the non-prime credit outsourcing transaction to close in the second quarter of Fiscal 2019 subject to certain closing conditions. The closing of the transaction with Castlelake and CarVal will occur simultaneously. The Company has updated its estimate of expected proceeds from the sale to $420 million - $435 million inclusive of servicing costs and before transaction costs of $7 million from $401-$435 million previously.

There are no customer or store-facing systems integration activities required of Signet to close the transaction and the Company does not expect any changes to the current credit application process for non-prime customers.

Goodwill and Intangible Asset Impairment

The Company recorded a non-cash goodwill and intangible asset impairment pre-tax charge of $448.7 million in the quarter which will have no impact on the Company’s day to day operations or liquidity. The charge is primarily related to the write down of goodwill and intangibles recognized as part of the Zale Corporation acquisition which includes goodwill and indefinite lived intangible assets as well as goodwill associated with the acquisition of Ultra Stores, Inc. that has historically been included in our legacy Sterling division.

The decline in the Company’s market capitalization during the thirteen weeks ended May 5, 2018 created a triggering event for impairment assessment purposes. As part of the assessment, it was determined that an increase in the discount rate applied in the valuation was required. This higher discount rate, in conjunction with revised long-term projections associated with finalizing certain initial aspects of our Path to Brilliance transformation plan in the first quarter, resulted in lower than previously projected long-term future cash flows for these businesses, which required an adjustment to the goodwill and intangible asset balances.

Fiscal 2019 Financial Guidance

Fiscal 2019	Current Guidance	Prior Guidance
Same store sales (excludes impact of revenue recognition changes)	down low to mid single digit %	down low to mid single digit %
Total sales	$5.9 billion to $6.1 billion	$5.9 billion to $6.1 billion
GAAP diluted EPS	$(7.30) - $(7.90)	$0.00 - $0.60
Non-GAAP diluted EPS	$3.75 - $4.25	$3.75 - $4.25

Weighted average common shares - basic	54 million to 55 million	55 million to 56 million
Weighted average common shares - diluted	61 million to 62 million	62 million to 63 million
Capital expenditures	$165 million to $185 million	$165 million to $185 million
Net selling square footage	-4.0% to -5.0%	-4.0% to -5.0%

The above current Fiscal 2019 GAAP guidance reflects the following assumptions:

  Impact of previously closed stores, which had annual sales of $150 million in Fiscal 2018
  Application of new revenue recognition accounting standard results in an increase to sales revenue of approximately $100 million for amounts previously reflected as an offset to operating expenses. No impact to operating income will result as this is a reclassification only. Prior year will not be adjusted for comparative purposes
  Company plans to close more than 200 stores in Fiscal 2019 and open 35 - 40 stores for a net selling square footage decline of approximately 4.0% to 5.0%
  Transformation program net savings goal of $85 million - $100 million, with savings primarily realized in the fourth quarter of the fiscal year
  Operating profit impact of negative $127 million - $137 million due to the outsourcing of prime and non-prime accounts receivable
  One-time pre-tax charges of $125 million - $135 million related to the transformation plan
  The total pre-tax charges associated with the credit transaction are expected to be $165 million - $170 million of which $143.1 million was recognized in Q1 with the remainder recognized in Q2

  Capital expenditures driven largely by Kay off mall stores, store remodeling and IT initiatives. As IT initiatives depreciate faster than store initiatives, depreciation expense will have an unfavorable year-over-year impact
  As a result of the impairment charges, the loss associated with the sale of the non-prime receivables, inclusive of the servicing fee and related transaction costs, and restructuring charges Signet will likely realize a tax benefit for purposes of calculating GAAP EPS. This tax benefit is expected to range from $95 million - $115 million.
  Interest expense of $35 - $40 million
  Share repurchases of $475 million of which $60 million was completed in the first quarter
  For purposes of calculating both GAAP and non-GAAP EPS, the Company expects to apply a share count that excludes the preferred shares for the first, second and third quarters and the full year, and a share count including the preferred shares for the fourth quarter.

Non-GAAP EPS guidance of $3.75 - $4.25 excludes one-time restructuring charges associated with the transformation plan, the loss associated with the sale of the non-prime receivables and the goodwill and intangible impairment charge. Non-GAAP EPS is computed using a normalized tax rate of 8% - 10%. The revaluation of deferred taxes associated with the United States tax reform may result in discrete adjustments within subsequent quarters which are excluded from the calculation of non-GAAP EPS in Fiscal 2019.

Second Quarter Fiscal 2019 Financial Guidance:

Second Quarter Fiscal 2019
Same store sales (excludes impact of revenue recognition changes)	down mid single digit %
Total sales	$1.3 billion to $1.35 billion
GAAP diluted EPS	$(1.00) to $(0.75)
Non-GAAP diluted EPS	$0.05 to $0.20

Weighted average common shares - basic	55.5 million to 56.0 million

The above second quarter Fiscal 2019 GAAP guidance reflects the following assumptions:

  Impact of previously closed stores, which had annual sales of $35 million in the second quarter of Fiscal 2018
  Application of new revenue recognition accounting standard results in an increase to sales revenue of approximately $25 million for amounts previously reflected as an offset to operating expenses. No impact to operating income will result as this is a reclassification only. Prior year will not be adjusted for comparative purposes
  Calendar realignment will have a negative impact on total second quarter revenue dollars by $50 million but has no impact on same store sales. This revenue shift is primarily associated with a Mother's Day promotion that moved into the first quarter of Fiscal 2019 versus the second quarter of Fiscal 2018
  An unfavorable operating profit impact of approximately $32 million to $35 million as compared to the second quarter of Fiscal 2018 related to the credit outsourcing. This impact includes: 1) no finance or late charge income related to the sale of the prime receivables sold in the third quarter of fiscal 2018 or the sale of the non-prime receivables expected to close in the second quarter of Fiscal 2019, 2) no bad debt expense and 3) credit outsourcing expenses partially offset by the savings related to in-house credit operations
  Pre-tax loss of approximately $22 million - $27 million related to the sale of the non-prime receivables
  Restructuring charges of $70 - $75 million related to Signet Path to Brilliance restructuring program

  GAAP and non-GAAP EPS guidance is calculated by subtracting the preferred dividend from net income and applying share count excluding the preferred shares.

Non-GAAP EPS guidance of $0.05 - $0.20 excludes one-time restructuring charges associated with the transformation plan and the loss associated with the sale of the non-prime receivables. Non-GAAP EPS is computed using a normalized tax rate of 8% - 10%. The revaluation of deferred taxes associated with the United States tax reform may result in discrete adjustments within subsequent quarters which are excluded from the calculation of non-GAAP EPS in Fiscal 2019.

Quarterly Dividend:

Signet's Board of Directors declared a quarterly cash dividend of $0.37 per share for the second quarter of Fiscal 2019, payable on August 31, 2018 to shareholders of record on August 3, 2018, with an ex-dividend date of August 2, 2018.

Conference Call:

A conference call is scheduled today at 8:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com. The call details are:

Dial-in: 1-647-689-4229

Access code: 5918319

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:

Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates over 3,500 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples, Piercing Pagoda, and JamesAllen.com. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com, www.pagoda.com, and www.jamesallen.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to, our ability to implement Signet's transformation initiative, the effect of federal tax reform and adjustments relating to such impact on the completion of our quarterly and year-end financial statements, changes in interpretation or assumptions, and/or updated regulatory guidance regarding the U.S. tax reform, the benefits and outsourcing of the credit portfolio sale including technology disruptions, future financial results and operating results, the timing and expected completion of the second phase of the credit outsourcing, the impact of weather-related incidents on Signet’s business, the benefits and integration of R2Net, general economic conditions, potential regulatory changes or other developments following the United Kingdom’s announced intention to negotiate a formal exit from the European Union, a decline in consumer spending, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to customer credit, seasonality of Signet’s business, financial market risks, deterioration in customers’ financial condition, exchange rate fluctuations, changes in Signet’s credit rating, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, the development and maintenance of Signet’s omni-channel retailing, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, risks related to Signet being a Bermuda corporation, the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors, an adverse decision in legal or regulatory proceedings, deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences, including tax consequences related thereto, especially in view of the Company’s recent market valuation and our ability to successfully integrate Zale Corporation’s operations and to realize synergies from the transaction.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the "Risk Factors" section of Signet's Fiscal 2018 Annual Report on Form 10-K filed with the SEC on April 2, 2018 and quarterly reports on Form 10-Q filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

GAAP to Non-GAAP Reconciliations

The following information provides reconciliations of the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance. For these reasons, internal management reporting also includes non-GAAP measures. Items may be excluded from GAAP financial measures when the company believes this provides greater clarity to management and investors.

These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

In discussing financial results the Company refers to free cash flow which is not in accordance with GAAP and is defined as the net cash provided by operating activities less purchases of property, plant and equipment. Management considers free cash flow as helpful in understanding how the business is generating cash from its operating and investing activities that can be used to meet the financing needs of the business. Free cash flow is an indicator used by management frequently in evaluating its overall liquidity and determining appropriate capital allocation strategies. Free cash flow does not represent the residual cash flow available for discretionary expenditure.

	13 weeks ended
(in millions)	May 5, 2018	April 29, 2017
Net cash provided by operating activities	$27.9	$56.8
Purchase of property, plant and equipment	(26.1)	(56.2)
Free cash flow	$1.8	$0.6

	13 weeks ended
	May 5, 2018	April 29, 2017
Total GAAP operating income/ (loss)	$(574.2)	$115.3
Charges related to transformation plan	6.5	—
Loss related to goodwill and intangible impairment	448.7	—
Loss related to sale of non-prime receivables	143.1	—
Total non-GAAP operating income	$24.1	$115.3

	13 weeks ended
	May 5, 2018	April 29, 2017
North America segment GAAP operating income / (loss)	$(537.3)	$134.8
Loss related to goodwill and intangible impairment	448.7	—
Loss related to sale of non-prime receivables	141.0	—
North America segment non-GAAP operating income	$52.4	$134.8

	13 weeks ended
	May 5, 2018	April 29, 2017
Other segment GAAP operating income / (loss)	$(29.3)	$(17.0)
Transaction costs related to non-prime credit transaction	2.1	—
Charges related to transformation plan	6.5	—
Other segment non-GAAP operating income	$(20.7)	$(17.0)

	13 weeks ended
	May 5, 2018	April 29, 2017
GAAP effective tax rate	14.8%	23.6%
Charges related to transformation plan	(0.1)%	—
Loss related to goodwill and intangible impairment	(3.5)%	—
Loss related to sale of non-prime receivables	(1.1)%	—
Non-GAAP effective tax rate	10.1%	23.6%

	13 weeks ended
	May 5, 2018	April 29, 2017
GAAP Diluted EPS	$(8.48)	$1.03
Charges related to transformation plan	0.09	—
Loss related to goodwill and intangible impairment	6.44	—
Loss related to sale of non-prime receivables	2.05	—
Non-GAAP Diluted EPS	$0.10	$1.03

	Fiscal Q2'19 Guidance Low End	Fiscal Q2'19 Guidance High End
Q2 GAAP Diluted EPS	$(1.00)	$(0.75)
Charges related to transformation plan	0.76	0.71
Loss related to sale of non-prime receivables	0.29	0.24
Q2 Non-GAAP Diluted EPS	$0.05	$0.20

	Fiscal 2019 Guidance Low End	Fiscal 2019 Guidance High End
2019 GAAP Diluted EPS	$(7.90)	$(7.30)
Charges related to transformation plan	2.02	1.96
Loss related to goodwill and intangible impairment	7.01	7.01
Loss related to sale of non-prime receivables	2.62	2.58
2019 Non-GAAP Diluted EPS	$3.75	$4.25

Additional Information Regarding Credit Outsourcing

From a financial perspective, Signet expects to receive over $1.3 billion due to the combined sale of its prime and non-prime receivables portfolios. While the outsourcing of our credit portfolio lowers our operating profit, it also lowers share count and interest expense as proceeds from the sale transactions have been and are expected to be used to pay down debt and repurchase shares. Additionally, the transactions result in lower working capital requirements going forward as Signet has no need for funding accounts receivable for future sales to its prime customers and will only hold non-prime receivables temporarily for two business days.

From an earnings perspective, after the prime and non-prime portfolio of receivables are reclassified to held for sale and subsequently sold, Signet will no longer earn finance or late charge income on those accounts and no longer incur bad debt expense. Signet will continue to pay some minimal fees directly to Genesis for new account originations, while all other servicing costs are included in the discount on forward receivables sold to investment funds managed by CarVal and Castlelake. The discount on forward receivables will be partially offset by the elimination of the costs related to our former in-house credit operations.

In Fiscal 2018 there was a reduction in operating income of $21 million in the fourth quarter solely reflecting the impact of the initial credit outsourcing of prime receivables to ADS and servicing of non-prime receivables to Genesis. Our Fiscal 2019 non-GAAP guidance embeds an approximately $145 - $155 million incremental year over year reduction in operating income reflecting a combination of (1) an additional 8 months of impacts of the prime outsourcing, (2) 2 months of servicing costs on the non-prime portfolio receivables and (3) 7 months of the impacts from the future discount rate associated with new credit sales that investment funds managed by CarVal Investors and Castlelake will purchase. For Fiscal 2020, we expect a zero to $5 million positive year-over-year impact on operating income. The 2020 estimate is based on a contractual step up in revenue share profit percentage associated with the prime outsourcing and an assumed discount rate for the CarVal and Castlelake arrangement, and could change if the discount rate were to reset higher or lower under certain review provisions in the agreement.

(in millions)	Fiscal 2018	Fiscal 2019E	Fiscal 2020E
Operating profit impact	$18	$(127)-$(137)	$(122)-$(137)
Operating profit impact year over year change	$(21)	$(145)-$(155)	$0-$5

Expected proceeds from sale of prime and non-prime receivables	$952	$420-$435	—
Note: Proceeds are shown pre-transaction costs. Estimated operating profit impact is based on anticipated levels of credit sales and accounts receivable.
(in millions)	Fiscal Q1'19	Fiscal Q2'19	Fiscal Q3'19	Fiscal Q4'19
Operating profit impact year over year change	$(69)	$(32)-$(35)	$(40)-$(45)	$(4)-$(6)
Note: Q2, Q3, and Q4 estimated operating profit impact is based on anticipated levels of credit sales and accounts receivable.

Condensed Consolidated Income Statements (Unaudited)

	13 weeks ended
(in millions, except per share amounts)	May 5, 2018	April 29, 2017
Sales	1,480.6	1,403.4
Cost of sales	(995.8)	(912.2)
Gross margin	484.8	491.2
Selling, general and administrative expenses	(482.8)	(452.8)
Credit transaction, net	(143.1)	—
Restructuring charges	(6.5)	—
Goodwill and intangible impairments	(448.7)	—
Other operating income, net	22.1	76.9
Operating (loss) income	(574.2)	115.3
Interest expense, net	(8.9)	(12.6)
Other non-operating income	0.6	—
(Loss) income before income taxes	(582.5)	102.7
Income taxes	85.9	(24.2)
Net (loss) income	(496.6)	78.5
Dividends on redeemable convertible preferred shares	(8.2)	(8.2)
Net (loss) income attributable to common shareholders	(504.8)	70.3

(Loss) earnings per common share:
Basic	$(8.48)	$1.03
Diluted	$(8.48)	$1.03
Weighted average common shares outstanding:
Basic	59.5	68.1
Diluted	59.5	68.2

Dividends declared per common share	$0.37	$0.31

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except par value per share amount)	May 5, 2018	February 3, 2018	April 29, 2017
Assets
Current assets:
Cash and cash equivalents	153.9	225.1	99.7
Accounts receivable, held for sale	484.6	—	—
Accounts receivable, net	6.8	692.5	1,726.3
Other receivables	83.6	87.2	88.6
Other current assets	153.2	158.2	159.0
Income taxes	55.2	2.6	1.8
Inventories	2,429.0	2,280.5	2,432.4
Total current assets	3,366.3	3,446.1	4,507.8
Non-current assets:
Property, plant and equipment, net of accumulated depreciation of $1,227.3, $1,197.6 and $1,093.9, respectively	847.2	877.9	829.8
Goodwill	509.1	821.7	516.1
Intangible assets, net	343.2	481.5	411.9
Other assets	167.0	171.2	165.1
Deferred tax assets	0.8	1.4	0.6
Retirement benefit asset	39.3	39.8	33.9
Total assets	5,272.9	5,839.6	6,465.2
Liabilities and Shareholders’ equity
Current liabilities:
Loans and overdrafts	72.3	44.0	131.5
Accounts payable	287.5	237.0	177.8
Accrued expenses and other current liabilities	463.7	448.0	400.3
Deferred revenue	284.9	288.6	272.1
Income taxes	—	19.6	34.2
Total current liabilities	1,108.4	1,037.2	1,015.9
Non-current liabilities:
Long-term debt	679.7	688.2	1,311.6
Other liabilities	236.5	239.6	206.2
Deferred revenue	667.5	668.9	658.6
Deferred tax liabilities	74.2	92.3	117.2
Total liabilities	2,766.3	2,726.2	3,309.5
Commitments and contingencies
Series A redeemable convertible preferred shares of $.01 par value: authorized 500 shares, 0.625 shares outstanding (February 3, 2018 and April 29, 2017: 0.625 shares outstanding)	614.0	613.6	612.3
Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 59.2 shares outstanding (February 3, 2018: 60.5 outstanding; April 29, 2017: 68.4 outstanding)	15.7	15.7	15.7
Additional paid-in capital	281.4	290.2	278.4
Other reserves	0.4	0.4	0.4
Treasury shares at cost: 28.0 shares (February 3, 2018: 26.7 shares; April 29, 2017: 18.8 shares)	(1,992.2)	(1,942.1)	(1,488.6)
Retained earnings	3,869.2	4,396.2	4,042.9
Accumulated other comprehensive loss	(281.9)	(260.6)	(305.4)
Total shareholders’ equity	1,892.6	2,499.8	2,543.4
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	5,272.9	5,839.6	6,465.2

Condensed Consolidated Statements of Cash Flows (Unaudited)

	13 weeks ended
(in millions)	May 5, 2018	April 29, 2017
Cash flows from operating activities
Net (loss) income	(496.6)	78.5
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	49.8	50.0
Amortization of unfavorable leases and contracts	(2.0)	(4.6)
Pension benefit	(0.3)	—
Share-based compensation	1.8	2.7
Deferred taxation	(18.8)	15.8
Credit transaction, net	141.0	—
Goodwill and intangible impairments	448.7	—
Amortization of debt discount and issuance costs	0.4	0.6
Other non-cash movements	(0.1)	1.3
Changes in operating assets and liabilities:
Decrease in accounts receivable held for investment	40.4	132.0
Decrease in accounts receivable held for sale	19.5	—
Decrease (increase) in other assets and other receivables	10.8	(14.6)
(Increase) decrease in inventories	(162.4)	17.7
Increase (decrease) in accounts payable	55.7	(74.0)
Increase (decrease) in accrued expenses and other liabilities	15.3	(77.7)
Decrease in deferred revenue	(4.3)	(4.9)
Decrease in income taxes payable	(70.3)	(65.2)
Pension plan contributions	(0.7)	(0.8)
Net cash provided by operating activities	27.9	56.8
Investing activities
Purchase of property, plant and equipment	(26.1)	(56.2)
Purchase of available-for-sale securities	(0.4)	(0.7)
Proceeds from sale of available-for-sale securities	1.1	0.3
Net cash used in investing activities	(25.4)	(56.6)
Financing activities
Dividends paid on common shares	(18.8)	(17.8)
Dividends paid on redeemable convertible preferred shares	(7.8)	(11.3)
Repurchase of common shares	(60.0)	—
Repayments of term loans	(6.7)	(4.5)
Proceeds from securitization facility	—	666.5
Repayments of securitization facility	—	(666.5)
Proceeds from revolving credit facility	40.0	128.0
Repayments of revolving credit facility	—	(121.0)
(Repayments of) proceeds from bank overdrafts	(13.9)	31.2
Other financing activities	(2.1)	(1.0)
Net cash (used in) provided by financing activities	(69.3)	3.6
Cash and cash equivalents at beginning of period	225.1	98.7
(Decrease) increase in cash and cash equivalents	(66.8)	3.8
Effect of exchange rate changes on cash and cash equivalents	(4.4)	(2.8)
Cash and cash equivalents at end of period	$153.9	$99.7

Real Estate Portfolio:

Signet has a diversified real estate portfolio. On May 5, 2018, Signet had 3,528 stores totaling 5.0 million square feet of selling space. Compared to year end Fiscal 2018, store count decreased by 28 and square feet of selling space decreased 1.0%.

Store count by banner	February 3, 2018	Openings	Closures	May 5, 2018
Kay	1,247	8	(7)	1,248
Zales	704	1	(5)	700
Peoples	129	1	(2)	128
Jared	274	—	(2)	272
Piercing Pagoda	598	—	(7)	591
Regional banners	100	—	(10)	90
North America segment	3,052	10	(33)	3,029
H.Samuel	301	—	(4)	297
Ernest Jones	203	—	(1)	202
International segment	504	—	(5)	499
Signet	3,556	10	(38)	3,528

CONTACT:
Signet Jewelers Limited
Investors:
Randi Abada, +1 330-668-3489
SVP Corporate Finance Strategy & Investor Relations
randi.abada@signetjewelers.com
or
Media:
David Bouffard, +1 330-668-5369
VP Corporate Affairs
david.bouffard@signetjewelers.com